Exhibit 2.2

Final Form

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of June 27, 2022, is entered into by and among Ipsen Pharma SAS, a French société par actions simplifiée (“Parent”), Hibernia Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“Purchaser”), and each of the stockholders of Epizyme, Inc., a Delaware corporation (the “Company”), set forth on Schedule A hereto (each, a “Stockholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as in effect on the date hereof and in the form attached as Exhibit A hereto); provided, that, any amendment, waiver or other alteration of any defined term therein shall have no force or effect for purposes of this Agreement.

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock (the “Shares”) set forth opposite such Stockholder’s name on Schedule A (all such shares, together with any Shares acquired by the Stockholder after the date hereof (including any Shares acquired by means of purchase, stock split, divided, distribution, upon the exercise of any option or warrant or otherwise) the “Subject Shares”);

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the warrants to purchase Company Common Stock (the “Company Warrants”) set forth opposite such Stockholder’s name on Schedule A (all such Company Warrants, the “Subject Warrants”, and together with the Subject Shares, the “Subject Securities”);

WHEREAS, concurrently with the execution hereof, Parent, Purchaser and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, that (i) Purchaser shall commence a tender offer (the “Offer”) to purchase any (subject to the Minimum Condition) and all of the outstanding shares of Company Common Stock and (ii) following the completion of the Offer, Purchaser shall be merged with and into the Company, with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent, in each case upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Purchaser to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to the Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER AND VOTE

1.1 Agreement to Tender. Subject to the terms of this Agreement, each Stockholder hereby agrees to validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (as defined below) except for Permitted Encumbrances (as defined below). Without limiting the generality of the foregoing, upon the later of (i) as promptly as practicable after, but in no event later than ten Business Days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or in the case of any shares of Company Common Stock acquired by such Stockholder subsequent to such tenth Business Day, or in each case if such Stockholder has not received the Offer Documents by such time, as promptly as practicable after the acquisition of such shares or receipt of the Offer Documents, as the case may be) and (ii) August 1, 2022, each Stockholder shall (a) deliver or cause to be delivered pursuant to the terms of the Offer (i) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (ii) a Certificate representing all such Subject Shares that are certificated or, in the case of any Subject Shares that are Uncertificated Shares, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) with respect to such Subject Shares, and (iii) all other documents or instruments that Parent or Purchaser may reasonably require in order to effect the valid tender of such Stockholder’s Subject Shares in accordance with the terms of the Offer, and (b) instruct such Stockholder’s broker or such other Person that is the holder of record of any Shares beneficially owned by the Stockholder to tender such Shares free and clear of all Encumbrances (other than Permitted Encumbrances) in accordance with this Section 1.1 and the terms of the Offer. Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw and will cause not to be withdrawn such Subject Shares from the Offer at any time, unless and until this Agreement shall have been validly terminated in accordance with Section 6.2. Each Stockholder acknowledges and agrees that Purchaser’s obligation to accept for payment Shares tendered into the Offer, including any Subject Shares tendered by the Stockholder, is subject to the terms and conditions of the Merger Agreement.

1.2 Agreement to Vote. Subject to the terms of this Agreement, each Stockholder, severally and not jointly as to such Stockholder’s Subject Shares, hereby irrevocably and unconditionally agrees that, until the termination of this Agreement pursuant to Section 6.2, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares against (i) any Acquisition Proposal and against any other action, agreement or transaction involving the Company that would reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Offer or the Merger or (ii) any liquidation, dissolution, extraordinary dividend or other significant corporate reorganization of the Company. Each Stockholder shall retain at all times the right to vote the Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants, severally and not jointly and on its own account with respect to the Subject Securities, to Parent and Purchaser as to such Stockholder that:

2.1 Authorization; Binding Agreement. If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) if such Stockholder is not an individual, contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other similar charter or organizational documents of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) contravene, conflict with or result in a violation or breach of, or result in a default under (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance on any asset of such Stockholder (other than one created by Parent or Purchaser), or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or by which any of its assets are bound, except as would not, in the case of each of clauses (b), (c), (d) and (e), reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement.

2.3 Ownership of Subject Shares; Total Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all such Stockholder’s Subject Securities and has good and marketable title to all such Subject Securities free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of such Stockholder in respect of such Subject Securities (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement; (b) any applicable restrictions on transfer under the Securities Act or any other applicable securities law, (c) any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations; (d) any lien for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings; and (e) liens that do not (in any individual case or in the aggregate) restrict in any material respect the ability of such Stockholder to comply with its obligations under this Agreement (collectively, “Permitted Encumbrances”). Except to the extent acquired after the date hereof, the Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of “voting stock” of the Company of which such Stockholder is the “owner” (as such terms are defined in Section 203 of the DGCL) as of the time that the Company Board approved the Merger Agreement.

2.4 Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition (except for Permitted Encumbrances), full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Securities. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.5 Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6 Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no legal proceeding pending against, or, to the actual knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any Shares beneficially owned by such Stockholder) before or by any Governmental Entity that would reasonably be expected to prevent or otherwise materially impair the ability of such Stockholder to perform the obligations of such Stockholder under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Stockholders that:

3.1 Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization.

3.2 Authority for this Agreement. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly and solely with respect to such Stockholder’s Subject Shares, hereby covenants and agrees that until the termination of this Agreement:

4.1 No Transfer or Encumbrance; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated, such Stockholder shall not, (a) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract providing for any Transfer of such Stockholder’s Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (e) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares, (f) if the Acceptance Time occurs, between the Acceptance Time and the Effective Time, exercise all or any portion of any Subject Warrant or (g) take or permit any other action that would restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, any Stockholder may Transfer Subject Shares (i) to any member of such Stockholder’s immediate family, (ii) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (iii) by will or under the laws of intestacy upon the death of such Stockholder, provided, that a transfer referred to in clause (i) through (iii) of this sentence shall be permitted only if all the representations and warranties in this Agreement with respect to such Stockholder would, to the extent applicable, be true and correct upon such Transfer and the transferee agrees in writing to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a “Stockholder” for all purposes of this Agreement. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Stockholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion.

4.2 No Exercise of Appraisal Rights. Such Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of such Stockholder’s Subject Shares that may arise in connection with the Merger.

4.3 Documentation and Information. From the date of this Agreement until the Closing, such Stockholder shall not make any public announcement regarding this Agreement and the other transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable law (provided that reasonable notice of any such disclosure will be provided to Parent) or (b) to the extent such announcement contains information that has been previously disclosed publicly. Such Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document necessary in connection with the Offer and the Merger, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may file this Agreement or a form hereof with the SEC or any other Governmental Entity; provided that in any such case the Stockholders shall have a reasonable opportunity to review and approve in advance that portion of any publication or disclosure related to the Stockholder, the Subject Shares or this Agreement, such approval not to be unreasonably withheld, conditioned or delayed. Such Stockholder agrees to promptly give Parent and the Company any information either may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent and the Company upon becoming aware of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.4 Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

4.5 Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser or any of their respective successors challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Offer or the Closing).

4.6 No Solicitation. Subject to Section 6.1 (No Solicitation) of the Merger Agreement, each Stockholder agrees that such Stockholder shall immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing by such Stockholder as of the date of this Agreement with respect to an Acquisition Proposal. Until the Specified Time, such Stockholder shall not, directly or indirectly, (a) solicit or initiate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal. It is understood that this Agreement limits the rights of each Stockholder only to the extent that such Stockholder is acting in Stockholder’s capacity as a stockholder of the Company, and nothing herein shall be construed as preventing any Stockholder or any of its Affiliates acting in its capacity as a director of the Company from fulfilling the obligations of such office (including, subject to the limitation contained in Section 6.1 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of Stockholder acting solely in its capacity as a director) and no action taken solely in any such capacity as a director of the Company shall be deemed to constitute a breach of this Agreement; and it is further understood that notwithstanding anything to the contrary provided in this Agreement (but subject to the immediately following proviso), in the event that a Qualified Person submits an Acquisition Proposal that did not result from a material breach of Section 6.1 of the Merger Agreement to the Company, the Stockholder or any of its Affiliates or Representatives shall not be prohibited from participating in any discussions or negotiations with respect to a possible tender and support, voting or similar agreement in connection with such Acquisition Proposal if the Company and its representatives are permitted to engage in discussions or negotiations in response to such Acquisition Proposal pursuant to and in accordance with Section 6.1 of the Merger Agreement; provided, that in no event shall any Stockholder enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal prior to the termination of the Merger Agreement.

ARTICLE V

WARRANT TREATMENT

Each Stockholder acknowledges and agrees, severally and not jointly and solely with respect to such Stockholder’s Subject Warrants, that, at the Effective Time, each Subject Warrant owned by such Stockholder that is then-outstanding and unexercised as of immediately prior to the Effective Time shall, pursuant to the terms hereof and as a result of the Merger and without any other action on the part of such Stockholder, automatically be terminated.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one Business Day after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered; provided, that the notice or other communication is sent to the address, facsimile number or email address set forth (i) in the case to Parent or Purchaser, to the address, facsimile number or e-mail address set forth in Section 10.2 of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto with a copy (that shall not constitute notice) to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, Attention: Arthur McGivern, Fax: (617) 801-8626, E-mail: [**].

6.2 Termination. This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any amendment to the Merger Agreement that reduces the amount, or changes the form or payment trigger, of any component of the consideration payable to such Stockholder in the transactions contemplated by the Merger Agreement, imposes additional restrictions on such Stockholder or otherwise materially and adversely impacts such Stockholder, or (d) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.2 shall relieve any party from liability for any material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach prior to termination hereof and (ii) the provisions of this Article VI shall survive any termination of this Agreement.

6.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

6.4 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer and the Merger are consummated.

6.5 Entire Agreement; Assignment. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except in connection with any Transfer permitted by Section 4.1 of this Agreement, neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party (including by operation of law, by merger or otherwise) without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

6.6 Enforcement of the Agreement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon a party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party to this Agreement hereby agrees that service of any process, summons, notice or document by U.S. registered mail in accordance with Section 6.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

6.7 Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.

(b) EACH STOCKHOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARENT OR PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT PARENT OR PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH STOCKHOLDER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH STOCKHOLDER MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH STOCKHOLDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

6.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

6.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

6.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Exhibits,” “Sections” and “Schedules” are intended to refer to Sections of this Agreement and the Exhibits or Schedules to this Agreement.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.13 Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to perform its obligations under this Agreement.

6.14 No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement, in the form attached as Exhibit A hereto, is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

6.15 Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

6.16 Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder and warrantholder of the Company, and not in such Stockholder’s capacity as a director of the Company. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of the Company (including any director who is an Affiliate of a Stockholder) in the taking of any actions (or failure to act) solely in his or her capacity as a director of the Company, or in the exercise of his or her fiduciary duties as a director of the Company, or prevent or be construed to create any obligation on the part of any director of the Company from taking any action in his or her capacity as such director, and no action taken solely in any such capacity as a director of the Company shall be deemed to constitute a breach of this Agreement.

[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause.

PARENT

IPSEN PHARMA SAS

By:
Name:
Title:

PURCHASER

HIBERNIA MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

[STOCKHOLDER]

By:
Name:
Title:

Address: [•]

Facsimile number: [•]

E-mail address: [•]

[Signature Page to Tender and Support Agreement]

Schedule A

Stockholder	Subject Securities (as of the time that the Company Board approved the Merger Agreement)